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                                                                    Exhibit 10.1


                               EMPLOYMENT AGREEMENT

    This Employment Agreement (this "Agreement") is entered into as of January 12, 2001 by and between Thomas Group, Inc., a Delaware corporation ("Thomas Group" or the "Company") and Mr. John R. Hamann ("Mr. Hamann").

                                    RECITALS

WHEREAS, Mr. Hamann is the President and Chief Executive Officer of Thomas Group reporting to the Board of Directors and an integral part of its management who participates in the decision-making process relative to short and long-term planning and policy for Thomas Group; and

WHEREAS, Thomas Group has determined that it would be in the best interests of Thomas Group and its stockholders to assure continuity in the management of Thomas Group's operations by entering into an employment agreement to retain the services of Mr. Hamann; and

WHEREAS, Thomas Group wishes to assure itself of the continued services of Mr. Hamann, and Mr. Hamann is willing to be employed by Thomas Group upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the obligations undertaken by the parties pursuant hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Thomas Group and Mr. Hamann agree as follows:

1. DEFINITIONS. The defined terms used in this Agreement shall have the meanings ascribed to them in this Section 1.

1.1 BOARD OF DIRECTORS. "Board" or the "Board of Directors" shall mean the Board of Directors of Thomas Group or any committee of the Board empowered to act or make decisions or determinations with respect to this Agreement.

1.2 CAUSE. "Cause" shall mean that, as described below, Mr. Hamann has engaged in any act of gross misconduct that is injurious to Thomas Group or its business:

     (a) Any act by Mr. Hamann of dishonesty, misconduct, fraud, misappropriation, embezzlement, theft, moral turpitude or the like;

     (b) Insubordination by Mr. Hamann (e.g., refusal to perform the duties or responsibilities assigned to him by the Company), unsatisfactory performance of any such duties or responsibilities, or dereliction of duty; or

     (c) A material breach of this Agreement or violation of any material provision of this Agreement.

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1.3  CHANGE IN CONTROL. "Change in Control" shall mean:

     (a) if any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40 percent or more of the combined voting power of the Company's then outstanding securities; or

     (b) if individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute more than 50 percent of the members of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by Thomas Group's stockholders was approved by a vote of at least two-thirds of the directors then constituting the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board; or

     (c) if stockholders of the Company approve a merger, consolidation, or reorganization of the Company with or into another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 51% of the combined voting power of the then outstanding securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is owned by persons who were stockholders of the Company immediately prior to such merger, consolidation, or reorganization; or

     (d) if stockholders of the Company approve a sale or disposition of all or substantially all of the Company's assets to any other corporation or other legal person, and as a result of such sale less than 51% of the combined voting power of the then outstanding securities of such corporation or legal person or its ultimate parent immediately after such transaction is owned by persons who were stockholders of the Company immediately prior to such sale or disposition; or

     (e) if stockholders of the Company approve a plan of liquidation or dissolution of the Company; or

     (f)  any occurrence that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Exchange Act.

1.4 COMMON STOCK. "Common Stock" shall mean the common stock of Thomas Group, par value $.01 per share.

1.5 DISABILITY. "Disability" shall mean the inability of Mr. Hamann to perform his material managerial duties and responsibilities as contemplated under Section 2 during his employment with Thomas Group, with or without a reasonable accommodation, for a consecutive period of three (3) months or a non-consecutive period of six (6) months within any twelve- (12) month period. The Company will comply with the requirements of the Americans with Disabilities Act with respect to attempting to reach a reasonable accommodation. The existence of Disability and the date of commencement of Disability shall be determined in accordance with Section 5.1(e).

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1.6  GOOD REASON. "Good Reason" shall mean Mr. Hamann's decision to terminate his employment under this Agreement if Thomas Group or any successor commits any material breach of this Agreement, or the diminishment of Mr. Hamann's base salary below $425,000, or the diminishment in Mr. Hamann's work responsibilities below those of President and Chief Executive Officer.

1.7 TERM OF EMPLOYMENT. "Term of Employment" shall mean the period of time commencing January 12, 2001 and continuing until January 12, 2004, during which Mr. Hamann is to remain in the employ of Thomas Group; PROVIDED, HOWEVER, that Mr. Hamann and Thomas Group can agree, in writing, to extend the Term of Employment.

2. EMPLOYMENT. Thomas Group employs Mr. Hamann and Mr. Hamann accepts employment by Thomas Group as President and Chief Executive Officer of Thomas Group for the Term of Employment on the terms and conditions and for the compensation set forth in this Agreement. Subject to the authority of the Board of Directors, Mr. Hamann shall be responsible for the overall operations of Thomas Group in the ordinary course of its business with all such powers as may be reasonably incident to such responsibilities as its President and Chief Executive Officer. Mr. Hamann shall devote his full time and effort to the discharge of his duties as Thomas Group's President and Chief Executive Officer.

3.    COMPENSATION AND BENEFITS DURING THE TERM OF EMPLOYMENT.

3.1 BASE COMPENSATION. Mr. Hamann shall receive base compensation ("Base Compensation") in the amount determined by the Nominating, Corporate Governance and Compensation Committee of the Board of Directors (the "Compensation Committee"). The amount of Mr. Hamann's Base Compensation shall initially be $425,000 annually and shall be reviewed annually by the Compensation Committee, no later than March 30 of each year. Thomas Group shall pay Base Compensation to Mr. Hamann in equal monthly installments.

3.2 INCENTIVE COMPENSATION ARRANGEMENT. In further consideration of Mr. Hamann's performance of services under Section 2, Thomas Group agrees to compensate Mr. Hamann under the incentive compensation arrangement set forth in the document entitled "Incentive Compensation for John R. Hamann." The computation of annual incentive compensation will be based upon the audited financial results of Thomas Group. Thomas Group shall pay the incentive compensation to Mr. Hamann within fifteen (15) days following completion of the audit of Thomas Group's financial statements by the Company's certified public accountants, and no later than April 15 of each year. Except as contemplated by Exhibit I, Mr. Hamann must be on the active payroll at the time an incentive award is paid, in order to be eligible to receive an award.

3.3 TRAVEL COSTS. Thomas Group shall reimburse Mr. Hamann for all reasonable travel costs incurred by Mr. Hamann in connection with Thomas Group's business, together with all other reasonable business expenses of Mr. Hamann in performing his duties.

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3.4   AUTOMOBILE EXPENSES.  Thomas Group shall provide Mr. Hamann a monthly car allowance in the amount of $1,400.

3.5 INSURANCE; BENEFIT PLAN PARTICIPATION. Mr. Hamann shall be entitled to participate in Thomas Group's 401(k) and deferred compensation plans, subject to the terms and conditions of such plans. Thomas Group also shall provide medical, disability and life insurance coverage to Mr. Hamann on the terms and conditions of each of the plans Thomas Group maintains. Thomas Group will purchase term insurance covering Mr. Hamann, payable to Mr. Hamann's designated beneficiaries (or to his estate) in the case of death while in the employment of Thomas Group. Such term insurance will have a face value of $1 million and Thomas Group will pay the annual premiums while Mr. Hamann is in the employ of Thomas Group.

3.6 STOCK OPTIONS. During the Term of Employment, Thomas Group will grant Mr. Hamann options to purchase 300,000 shares of Thomas Group Common Stock. Such options will be granted in three tranches: 100,000 on January 12, 2001, an additional 100,000 on January 12, 2001, and an additional 100,000 on January 12, 2001. Each grant will have a one-year vesting period. At the discretion of the Compensation Committee, additional options may be granted on each anniversary date of this Agreement. The exercise price for each option shall be 100% of the fair market value of the Common Stock on the date of grant.

3.7 RELOCATION COSTS. Thomas Group will reimburse Mr. Hamann for the direct costs of moving Mr. Hamann and his family to Dallas, Texas. Such reimbursement will be grossed up for taxes. Mr. Hamann will receive a $500,000 loan from the Company, documented by a promissory note. The Company will pay interest on the promissory note, grossed up for taxes, until Mr. Hamann sells his residence in Florida, at which time Mr. Hamann will repay the promissory note in full.

The Company will pay all costs of Mr. Hamann's residence in Florida (mortgage, taxes, utilities, insurance, and maintenance), grossed up for taxes, once Mr. Hamann closes on his residence in Texas and until Mr. Hamann sells his residence in Florida. Mr. Hamann agrees to use all reasonable efforts to sell his residence in Florida.

The Company will pay all closing costs of buying and selling Mr. Hamann's Texas and Florida residences, grossed up for taxes, and will pay customary points for the purchase of the Texas residence.

4. TERM OF THE AGREEMENT. The term of this Agreement, unless terminated sooner pursuant to Section 5, shall be for the Term of Employment.

5.   TERMINATION; DISABILITY; DEATH; CHANGE IN CONTROL.

5.1 BASIS. Mr. Hamann's employment under this Agreement may be terminated as described in this Section 5.1. In the event that Mr. Hamann's employment is terminated, Mr. Hamann shall be entitled to receive the benefits described in Section5.2 that correspond with the manner of such termination.

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(a)  TERMINATION WITHOUT CAUSE.  Thomas Group may terminate Mr. Hamann's employment without Cause by written notice to Mr. Hamann to that effect. Unless otherwise specified in the notice, such termination shall be effective immediately.

(b) TERMINATION WITH CAUSE. Thomas Group may terminate the employment of Mr. Hamann for Cause by written notice to Mr. Hamann to that effect. Unless otherwise specified in the notice, such termination shall be effective immediately.

(c) GOOD REASON. Upon the occurrence of an event constituting Good Reason as described in Section 1.6, Mr. Hamann may terminate his employment for Good Reason within 30 days thereafter upon written notice to Thomas Group to that effect. If the effect of the occurrence of the event described in Section
1.6 may be cured, Thomas Group shall have the opportunity to cure any such effect for a period of 30 days following receipt of Mr. Hamann's termination notice. The right of Mr. Hamann to terminate his employment for Good Reason under this Section 5.1(c) shall not limit Thomas Group's ability to terminate Mr. Hamann for Cause under Section 5.1(b), if Cause is determined to exist prior to the time Mr. Hamann delivers to Thomas Group his written notice of termination for Good Reason.

(d) WITHOUT GOOD REASON. Mr. Hamann may voluntarily terminate his employment without Good Reason upon written notice to Thomas Group to that effect.

(e) DISABILITY. Mr. Hamann or Thomas Group may terminate Mr. Hamann's employment by reason of Disability, immediately upon written notice to the other party to that effect. If the parties are unable to agree as to the existence of Disability or as to the date of commencement of Disability, each of Mr. Hamann and Thomas Group shall select a physician licensed to practice medicine in the United States and the determination as to any such question shall be made by such physicians; PROVIDED, HOWEVER, that if such two physicians are unable to agree, they shall mutually select a third physician licensed to practice medicine in the United States and the determination as to any such question shall be made by a majority of such physicians. Any determination made by such physicians in accordance with the provisions of the immediately foregoing sentence shall be final and binding on the parties.
 Mr. Hamann agrees to submit to any and all reasonable medical examinations or procedures and to execute and deliver any and all consents to release of medical information and records or otherwise as shall be reasonably required by any of the physicians selected in accordance with this Section 5.1(e). Unless otherwise specified in the notice, such termination shall be effective immediately.

(f) DEATH. This Employment Agreement shall automatically terminate as of the date of Mr. Hamann's death.

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(g)  CHANGE IN CONTROL.  Following a Change in Control, Mr. Hamann shall be required to continue his employment under this Agreement for 90 days after the date of such Change in Control, unless his employment is terminated sooner by Thomas Group as set forth in Section 5.1(h). In the event that Mr. Hamann decides to resign or otherwise voluntarily terminate his employment following the occurrence of a Change in Control, Mr. Hamann may do so by giving written notice to Thomas Group to that effect on or before 90 days after the occurrence of the Change in Control. If Mr. Hamann does not give such notice to Thomas Group, this Agreement will remain in effect; PROVIDED, HOWEVER, that the failure of Mr. Hamann to terminate this Agreement following the occurrence of a Change in Control shall not be deemed a waiver of Mr. Hamann's right to terminate his employment upon a subsequent occurrence of a Change in Control in accordance with the terms of this subsection.

(h) Notwithstanding that Employee has given notice of termination pursuant to Section 5.1(g), Thomas Group may, in its sole discretion, thereafter require Mr. Hamann to terminate his employment prior to the expiration of the applicable notice period.

5.2 BENEFITS UPON TERMINATION. Mr. Hamann shall receive the benefits described in the subsection below that corresponds with the manner of termination of Mr. Hamann's employment under Section 5.1.

(a) WITHOUT CAUSE. In the event Thomas Group terminates Mr. Hamann's employment without Cause, Mr. Hamann shall be entitled to the payments and benefits set forth on Exhibit I.

(b) WITH CAUSE. In the event Mr. Hamann's employment is terminated with Cause, no further payments or benefits shall be paid or provided by Thomas Group to Mr. Hamann except for reimbursement for expenses incurred prior to the date of termination, or the payment of incentive compensation that has become due and payable to Mr. Hamann on or before the date of such termination under Section 3.2. In addition, Mr. Hamann shall be entitled to exercise any vested but unexercised stock options for a period of 90 days following the effective date of the termination for Cause, and if any such options remain unexercised upon the expiration of such 90-day period, they shall be determined forfeited.

(c) GOOD REASON. In the event Mr. Hamann terminates his employment for Good Reason, Mr. Hamann shall be entitled to the payments and benefits set forth on ExhibitI.

(d) WITHOUT GOOD REASON. In the event Mr. Hamann terminates his employment without Good Reason pursuant to Section 5.1(d), Mr. Hamann shall be entitled to the benefits or payments provided for in Section 5.2(b).

(e) DISABILITY. In the event that Mr. Hamann's employment is terminated by reason of Disability, Mr. Hamann shall be entitled to the payments and benefits set forth on ExhibitI. Additionally, Mr. Hamann or the estate, beneficiary or legal representative of Mr. Hamann shall be entitled to disability benefits available under benefit plans maintained by the Company at the time of such Disability.

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(f)  DEATH.  In the event Mr. Hamann's employment is terminated by reason of his death, Thomas Group shall not be required to make any payments or provide any benefits, except for (a) reimbursement for expenses incurred prior to such termination date and (b) payment of incentive compensation through such termination date as provided in Section 3.2, PROVIDED, HOWEVER, that nothing contained herein shall limit or diminish any rights of Mr. Hamann's estate or any other person to payments under any life insurance policy maintained by Thomas Group for the benefit of Mr. Hamann or his beneficiaries or any health, disability or other benefit plan provided pursuant to Section 3.5, in each case in accordance with the terms of such plan. If Mr. Hamann's employment is terminated by reason of his death, the benefits provided under this Section 5.2(f) shall be paid to the beneficiary or beneficiaries designated in writing by Mr. Hamann and delivered to an officer/manager of Thomas Group; however, if no such beneficiary designation is made by Mr. Hamann during his lifetime, the benefits hereunder shall be paid to his estate. In addition, Mr. Hamann's estate shall be entitled to exercise any vested but unexercised stock options for a period of 180 days following the date of Mr. Hamann's death, and if any such options remain unexercised upon the expiration of such 180-day period, they shall be determined forfeited.

(g) CHANGE IN CONTROL. In the event Mr. Hamann's employment is terminated as provided in Section 5.1(g) following the occurrence of a Change in Control, Mr. Hamann shall be entitled to the payments and benefits provided in Exhibit I.

6.   RESTRICTIVE COVENANTS; WORK PRODUCT; CONFIDENTIALITY.

6.1  RESTRICTIVE COVENANTS

Without the prior written consent of Thomas Group, Mr. Hamann shall not:

(a) During employment with Thomas Group and for a period of two (2) years following termination of employment, engage in or perform services for a Competing Business. For purposes of this Agreement a "Competing Business" is one which provides the same or substantially similar products and services as those provided by Thomas Group during Mr. Hamann's employment, including but not limited to management consulting services to improve the cycle time of business processes of any business organization. This restriction is limited to the geographic area(s) in which Mr. Hamann performed services for Thomas Group, including but not limited to, the area within a 50-mile radius of any office or facility of Thomas Group.

(b) During employment with Thomas Group and for a period of two (2) years following the termination of employment, solicit business from, attempt to do business with, or do business with any client of Thomas Group with whom Thomas Group did business within the preceding 12 months, and with whomMr. Hamann became acquainted as a result of his employment with Thomas Group. This restriction applies also to prospective clients of Thomas Group for whom Thomas Group has performed an analysis or assessment. This restriction applies only to business that is in the scope of a Competing Business as defined in this Agreement. The geographic area for purposes of this restriction is the area where the client/prospective client is located and/or does business.

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

(c) For a period of two (2) years following the termination of employment, solicit, induce or attempt to solicit or induce any employee of Thomas Group to terminate his/her employment with Thomas Group and/or accept employment elsewhere.

Mr. Hamann agrees that the scope of the restrictions in this section is reasonable and necessary to protect Thomas Group's business goodwill, Confidential Information and other legitimate business interests.

6.2  RIGHT TO WORK PRODUCT; CONFIDENTIALITY.

(a) Thomas Group and Mr. Hamann each acknowledge that performance of this Agreement may result in the discovery, creation or development of inventions, combinations, methods, formulae, techniques, processes, improvements, software designs, computer programs, strategies, specific computer-related know-how, course materials, seminar materials, computer models, customer lists, data and original works of authorship (collectively, the "Work Product"). Mr. Hamann agrees that he will promptly and fully disclose to Thomas Group any and all Work Product generated, conceived, reduced to practice or learned by him, either solely or jointly with others, during his employment with Thomas Group, which in any way relates to the business of Thomas Group. Mr. Hamann further agrees that neither he, nor any party claiming through him will, other than in the performance of this Agreement, make use of or disclose to others any proprietary information relating to the Work Product.

(b) Mr. Hamann agrees that, whether or not the services performed by Mr. Hamann under this Agreement are considered works made for hire or an employment to invent, all Work Product discovered, created or developed under this Agreement shall be and remain the sole property of Thomas Group and its assigns. Mr. Hamann agrees that Thomas Group shall have all copyright and patent rights with respect to any Work Product discovered, created, or developed under this Agreement without regard to the origin of the Work Product.

(c) Thomas Group agrees that it will provide Mr. Hamann with specialized knowledge and training regarding the business in which Thomas Group is involved, and will provide Mr. Hamann with initial and ongoing confidential information and trade secrets of Thomas Group ("Confidential Information"). For purposes of this Agreement, Confidential Information includes: information regarding the use and application of Total Cycle Time methodologies and other information and concepts developed by Thomas Group to improve the business processes of corporations and other organizations; software or other technology developed by Thomas Group and any research data or other documentation related to the development of such software/technology; client lists and prospects lists developed by Thomas Group; information regarding Thomas Group's clients which Mr. Hamann acquires as a result of employment with Thomas Group, including client contracts, work performed for clients, client contacts, client requirements and needs, data used by Thomas Group to formulate client bids, client financial information, and other information regarding the client's business; information related to Thomas Group's business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company; training materials developed by and utilized by Thomas Group; and any other information which Mr. Hamann acquired as a result of his employment with Thomas Group and which Mr. Hamann has a reasonable basis to believe Thomas Group would not want disclosed to a business competitor or to the general public.

(d) Mr. Hamann understands and acknowledges that such Confidential Information gives Thomas Group a competitive advantage over others who do not have this information, and that Thomas Group would be harmed if the Confidential Information were disclosed. Mr. Hamann agrees that he will hold all Confidential Information in trust and will not use the information for any purpose other than the benefit of Thomas Group, or disclose to any person or entity any Confidential Information except as necessary during Mr. Hamann's employment with Thomas Group to perform services on behalf of Thomas Group. Mr. Hamann will also take reasonable steps to safeguard such Confidential Information and prevent its disclosure to unauthorized persons.



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

7.   GENERAL PROVISIONS.

7.1 NOTICES. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be personally delivered, sent via telecopy, or mailed, postage prepaid, certified or registered mail, or delivered by a nationally recognized express courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section 7.1):

Mr. Hamann:      John R. Hamann
                 4421 Caesar Lane
                 Irving, TX  75038


Thomas Group:    Thomas Group, Inc.
                 5215 North O'Connor Boulevard
                 Suite 2500
                 Irving, TX  75039

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received (i) on the day personally delivered or sent via telecopy, (ii) on the third day following the date mailed, or
(iii) 24 hours after shipment by such courier service.

7.2 ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the employment of Mr. Hamann by Thomas Group and contains all of the covenants and agreements between the parties with respect to such employment. Any modification of this Agreement will be effective only if it is in writing signed by each of the parties hereto.

7.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

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

7.4 RESOLUTION OF CERTAIN CONTROVERSIES. In the event of a breach of this Agreement by Mr. Hamann, Thomas Group shall be entitled to all appropriate equitable and legal relief, including, but not limited to: (a) injunction to enforce this Agreement or prevent conduct in violation of this Agreement; (b) damages incurred by Thomas Group as a result of the breach; and (c)attorneys' fees and costs incurred by Thomas Group in enforcing the terms of this Agreement. Additionally, any period or periods of breach of Section 6 of this Agreement shall not count toward the restrictive period, but shall instead be added to the restrictive period. In the event of any controversy or claim arising out of or related to the provisions concerning the use and protection of Confidential Information or the restrictive covenants, Thomas Group shall be entitled to seek equitable and other relief. In the event of any controversy or claim arising out of or related to the other provisions of this Agreement, the parties agree first to try in good faith to settle the dispute by non-binding mediation administered by the American Arbitration Association under its Commercial Mediation Rules. In the event that mediation does not resolve the dispute, such dispute shall be settled exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Dallas, Texas, and judgment may be entered in any court having jurisdiction thereof. Each party is responsible for its own attorneys' fees and costs of preparing for and presenting its case at the arbitration. However, Thomas Group shall pay the fee of the American Arbitration Association, the arbitration panel's fee, and costs associated with the facilities for the arbitration, and the arbitration panel shall not apportion these costs.

7.5 PARTIAL INVALIDITY. In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

7.6 REFORMATION. In the event any court of competent jurisdiction holds any restrictions in this Agreement to be unreasonable and/or unenforceable as written, the court may reform the Agreement to make it enforceable, and the Agreement shall remain in full force and effect as reformed by the court.

7.7 BINDING EFFECT. This Agreement is for the sole and exclusive benefit of, and shall be binding upon Employee, Thomas Group and any subsidiaries, affiliated companies, successors or assigns of Thomas Group. This Agreement is not assignable by Employee.

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

7.8 AMENDMENTS. Amendments to any section of this Agreement shall not be effective unless agreed to in writing by the parties to this Agreement. This Agreement, including this provision against oral modification, shall not be amended, modified or terminated except in a writing signed by each of the parties to this Agreement, and no waiver of any provision of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

7.9 SURVIVAL OF PROVISIONS. The covenants and obligations in Sections 6 and 7 of this Agreement shall survive and continue in effect following the termination of this Agreement.

7.10 CERTAIN TAX PROVISIONS. Mr. Hamann acknowledges and agrees that all payments and benefits which are required by applicable federal, state or local laws to be subject to withholding for income taxes, shall be so subject.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.



                                  MR. HAMANN:


                                  ---------------------------------------------
                                  John R. Hamann, individually



                                  THOMAS GROUP, INC.


                                  By:
                                     ------------------------------------------
                                  Name:   James E. Dykes
                                  Title:  Chairman, Nominating, Corporate
                                          Governance and Compensation Committee

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

                                    EXHIBIT I

                            SEVERANCE BENEFIT PAYMENTS


TERMINATION DURING THE FIRST 12 MONTHS OF THIS AGREEMENT:

1. A lump sum payment in cash, not later than 20 days after the termination of Mr. Hamann's employment, in an amount equal to the total of (a) unpaid base compensation through January 12, 2004 plus (b) unpaid incentive compensation for fiscal years 2001, 2002 and 2003 at the target incentive compensation of 50% of base compensation.

2. The unvested portion of stock options granted to Mr. Hamann shall become fully vested and immediately exercisable on the effective date of such termination and shall be exercisable for the maximum period specified in such options.

3. The Company will reimburse Mr. Hamann for the direct costs of moving Mr. Hamann and his family to another location within the continental United States. Such reimbursement will be grossed up for taxes.

                                     *****

TERMINATION DURING THE FINAL 18 MONTHS OF THIS AGREEMENT:

1. A lump sum payment in cash, not later than 20 days after the termination of Mr. Hamann's employment, in an amount equal to the total of (a) 1.5 times Mr. Hamann's then-current base compensation plus (b) 18 months of incentive compensation at the target incentive compensation of 50% of base compensation.

2. The unvested portion of stock options granted to Mr. Hamann shall become fully vested and immediately exercisable on the effective date of such termination and shall be exercisable for the maximum period specified in such options.






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